PHANTOM FIBER CORPORATION
144 Front Street, Suite 580
Toronto, Ontario, Canada M5J 2L7

April 25, 2006

VIA EDGAR AND
FACSIMILE (202) 772-9218
Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Tom Jones, Esq.

Attn:	Russell Mancuso, Branch Chief
Tom Jones, Esq.

Re:	Phantom Fiber Corporation
Registration Statement on Form SB-2
File No. 333-131808

Ladies and Gentlemen:

In connection with the above-referenced filing, as amended (the “Filing”), the Company hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the Filing;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filing; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, /s/ Jeffrey Halloran Jeffrey T. Halloran Chief Executive Officer